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MERCER FUNDS

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mercer FUNDS

Mercer U.S. Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

December 21, 2023

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer U.S. Large Cap Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of T. Rowe Price Associates, Inc. (“T. Rowe Price”) to serve as a subadviser to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and T. Rowe Price (the “T. Rowe Price Subadvisory Agreement”).

The Adviser recommended the appointment of T. Rowe Price to replace Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (“Macquarie”), one of the subadvisers that previously managed an allocated portion of the Fund’s portfolio, and T. Rowe Price has taken over the management duties of the Fund’s portfolio assets previously allocated to Macquarie. T. Rowe Price began managing its allocated portion of the Fund’s investment portfolio on October 20, 2023.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding T. Rowe Price and the T. Rowe Price Subadvisory Agreement and a discussion of the factors that the Board considered in approving the T. Rowe Price Subadvisory Agreement.

Sincerely,

Jennifer Kruse

President and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer U.S. Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer U.S. Large Cap Equity Fund (the “Fund”) about the recent hiring of a new subadviser to the Fund, T. Rowe Price Associates, Inc. (“T. Rowe Price”). In connection with the hiring of T. Rowe Price, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and T. Rowe Price (the “T. Rowe Price Subadvisory Agreement”). The Adviser recommended the appointment of T. Rowe Price to replace Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (“Macquarie”), one of the subadvisers that previously managed an allocated portion of the Fund’s portfolio, and T. Rowe Price has taken over the management duties of the Fund’s portfolio assets previously allocated to Macquarie. T. Rowe Price began managing its allocated portion of the Fund’s investment portfolio on October 20, 2023.

The hiring of T. Rowe Price, and the T. Rowe Price Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Adviser.

This Statement is being mailed on or about December 27, 2023 to shareholders of record of the Fund as of November 30, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment adviser to the series of the Trust, including the Fund. The Adviser uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Adviser, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser (or as a subadviser) to the mutual fund. The Trust and the Adviser have obtained the Exemptive Order, which permits the Trust and the Adviser, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisers and to modify subadvisory arrangements with unaffiliated subadvisers without shareholder approval. Under the Exemptive Order, the Adviser may act as a manager of managers for some or all of the series of the Trust, and the Adviser supervises the provision of portfolio management services to the series by various subadvisers.

The Exemptive Order also allows the Adviser, among other things, to: (i) continue the employment of a current subadviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadviser, and (ii) reallocate assets among current or new subadvisers. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisers and recommend the hiring, termination, and replacement of the subadvisers to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Adviser (the “Independent Trustees”), at a Board meeting held on October 4-5, 2023 (the “Meeting”): (i) appointed T. Rowe Price to serve as a subadviser to the Fund, and (ii) approved the T. Rowe Price Subadvisory Agreement, between the Adviser, on behalf of the Fund, and T. Rowe Price. T. Rowe Price is unaffiliated with the Adviser and discharges its responsibilities subject to the oversight and supervision of the Adviser. T. Rowe Price is paid by the Adviser and not by the Fund. No increase in the advisory fees paid by the Fund to the Adviser resulted from the appointment of T. Rowe Price as a subadviser to the Fund, or from the implementation of the T. Rowe Price Subadvisory Agreement.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadviser, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding T. Rowe Price and the T. Rowe Price Subadvisory Agreement.

THE ADVISER

The Adviser, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment adviser to the Fund. The Adviser is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Adviser, as amended from time to time (the “Management Agreement”). The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more subadvisers to carry out the investment program of the Fund (subject to the approval of the Board). The Adviser continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisers; (iv) monitors and evaluates the performance of the Fund’s subadvisers, including the subadvisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisers comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 0.53% of assets up to $750 million, 0.51% of assets in excess of $750 million up to $1 billion and 0.46% of assets in excess of $1 billion of the Fund’s average daily net assets. The Adviser earned total investment advisory fees of $6,304,422 from the Fund for the fiscal year ended March 31, 2023, prior to: (i) paying the fees of each of the subadvisers to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Adviser and the Fund pursuant to which the Adviser has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s subadvisers for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Adviser to all subadvisers to the Fund during the last fiscal year ended March 31, 2023 was $3,043,160 representing 0.25% of the Fund’s average net assets during that period, resulting in the Adviser receiving net investment advisory fees of $3,261,262, all of which the Adviser waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of T. Rowe Price during the fiscal year ended March 31, 2023.

Several officers of the Trust are also officers and/or employees of the Adviser. These individuals and their respective positions are: Jennifer Kruse serves as President and Chief Executive Officer of the Trust and as a Partner and the U.S. Outsourced Chief Investment Office (OCIO) Leader for the Adviser; Erin Lefkowitz serves as Vice President of the Trust and as Senior Portfolio Manager of the Adviser; Stephen Gouthro serves as Vice President and Assistant Treasurer of the Trust and as a Partner of the Adviser and U.S. Chief Operating Officer for the Adviser’s U.S. Business Solutions Group; Barry Vallan serves as Vice President and Assistant Treasurer of the Trust and as a Principal and the Head of Fund Administration at the Adviser; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Global Chief Counsel, Investments of the Adviser; Olaolu Aganga serves as Vice President and Chief Investment Officer of the Trust and as a Vice President and Chief Investment Officer, Investments of the Adviser; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Chief Investment Funds and Solutions Counsel, U.S. & Canada for the Adviser; Jeffrey Coleman serves as Vice President, Treasurer and Chief Financial Officer of the Trust and Head of Investment Operations for the Adviser; Larry Vasquez serves as Vice President of the Trust and as Vice President and Senior Portfolio Manager of the Adviser; Nicole Wong serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC; and Kenneth Earley serves as Vice President and Assistant Secretary of the Trust and Senior Legal Counsel, Investments at the Adviser. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of T. Rowe Price.

T. Rowe price associates, INC.

T. Rowe Price’s principal office is located at 100 East Pratt Street, Baltimore, MD 21202. T. Rowe Price is a wholly-owned subsidiary of T. Rowe Price Group, Inc. (“T. Rowe Price Group”). T. Rowe Price Group is a holding company for the T. Rowe Price affiliated companies. T. Rowe

Price Group owns 100% of the stock of T. Rowe Price. T. Rowe Price is registered as an investment adviser under the Advisers Act. The T. Rowe Price Subadvisory Agreement is dated October 20, 2023.

T. Rowe Price was approved by the Board to serve as a subadviser to the Fund at the Meeting. T. Rowe Price is not affiliated with the Adviser, and T. Rowe Price discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, T. Rowe Price is paid by the Adviser and not by the Fund. The fees paid by the Adviser to T. Rowe Price depend upon the fee rates negotiated by the Adviser. In accordance with procedures adopted by the Board, a subadviser to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

T. Rowe Price serves as an investment adviser or subadviser for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Fund Name	Net Assets as of September 30, 2023 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
T. Rowe Price U.S. Equity Research Fund	$10,203,968	0.33%
Fidelity Rutland Square Trust – Strategic Advisers Large Cap Fund	$13,749,000*	The subadvisory fee is separately negotiated by the parties and is not required to be disclosed pursuant to applicable regulatory exemptive relief.

* Represents the amount of the fund’s assets that are subadvised by T. Rowe Price.

The names and principal occupations of the principal executive officers and directors of T. Rowe Price are listed below. The address of each principal executive officer and director, as it relates to the person’s position with T. Rowe Price, is 100 East Pratt Street, Baltimore, MD 21202.

Name	Principal Occupation
Robert W. Sharps	President and Director
David Oestreicher	Chief Legal Officer and Director
Armando Capasso	Chief Compliance Officer
Eric L. Veiel	Director
Jennifer B. Dardis	Director

THE T. ROWE PRICE SUBADVISORY AGREEMENT

The T. Rowe Price Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the T. Rowe Price Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the T. Rowe Price Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The T. Rowe Price Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the T. Rowe Price Subadvisory Agreement, other than the rate of compensation paid by the Adviser to T. Rowe Price, are substantially similar to the terms contained in the subadvisory agreements in effect between the Adviser and the Fund’s other current subadvisers. The T. Rowe Price Subadvisory Agreement provides that T. Rowe Price, among other duties, will make all investment decisions for T. Rowe Price’s allocated portion of the Fund’s investment portfolio. T. Rowe Price, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of T. Rowe Price’s allocated portion of the Fund’s assets.

The T. Rowe Price Subadvisory Agreement provides for T. Rowe Price to be compensated based on the average daily net assets of the Fund allocated to T. Rowe Price. T. Rowe Price is compensated from the fees that the Adviser receives from the Fund. T. Rowe Price generally will pay all expenses it incurs in connection with its activities under the T. Rowe Price Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The T. Rowe Price Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) T. Rowe Price, on not less than ninety (90) days’ written notice to the Adviser and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Adviser recommended the appointment of T. Rowe Price to serve as a subadviser for the Fund in order to employ T. Rowe Price’s investment strategy and also to reallocate the assets of the Fund among certain of the existing subadvisers to the Fund.

In considering the approval of the T. Rowe Price Subadvisory Agreement, the Independent Trustees considered the information and materials furnished by the Adviser. In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Adviser and representatives of T. Rowe Price at the Meeting. In connection with their review of this information, the Independent Trustees considered T. Rowe Price’s answers and responses to the questions and information requests contained in a 15(c) subadviser questionnaire submitted to T. Rowe Price.

During their review of this information, the Independent Trustees considered the factors they deemed relevant with respect to T. Rowe Price, including, but not limited to: the nature, extent, and quality of the services that were to be provided to the Fund by T. Rowe Price and T. Rowe Price’s historical performance record managing the investment mandate it would employ for the

Fund. The Independent Trustees also took into consideration the nature and extent of the oversight duties to be performed by the Adviser in connection with T. Rowe Price, which includes extensive investment management and compliance due diligence with respect to the management and operations of T. Rowe Price. Additionally, the Independent Trustees received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approvals of advisory agreements.

In consideration of the approval of the T. Rowe Price Subadvisory Agreement, the Independent Trustees considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by T. Rowe Price. The Independent Trustees reviewed the nature, extent, and quality of the advisory services that T. Rowe Price would provide to the Fund. The Independent Trustees considered the specific investment management process that would be employed by T. Rowe Price to manage the assets that would be allocated to the firm (which had been discussed with T. Rowe Price and described in detail in the materials provided by the Adviser and by T. Rowe Price); the qualifications, experience, and capabilities of T. Rowe Price; certain financial considerations relating to T. Rowe Price; information regarding legal, regulatory and compliance matters with respect to T. Rowe Price; and information provided regarding T. Rowe Price’s brokerage practices.

The Independent Trustees also considered the Adviser’s review, selection, and due diligence process employed by the Adviser in deciding to recommend T. Rowe Price as a subadviser to the Fund; the Adviser’s assessment and conclusion as to the nature, extent, and quality of the subadvisory services that were to be provided by T. Rowe Price and the Adviser’s recommendation that the T. Rowe Price Subadvisory Agreement be approved. The Independent Trustees determined that the Fund would benefit from the quality and experience of T. Rowe Price’s portfolio managers.

Based on their consideration and review of the foregoing, the Independent Trustees determined that the Fund would benefit from the nature, extent, and quality of the subadvisory services that were to be provided by T. Rowe Price, and would benefit from T. Rowe Price’s ability to provide these services, and concluded that such services supported the approval of the T. Rowe Price Subadvisory Agreement.

(b) The costs of the services to be provided and the profits to be realized by T. Rowe Price and its affiliates from T. Rowe Price’s relationship with the Fund. The Independent Trustees took account of the Adviser’s assessment and conclusion that the compensation payable to T. Rowe Price for its services to the Fund was competitive, fair and reasonable in light of the nature, extent and quality of the services to be furnished to the Fund, and the Adviser’s recommendation at the Meeting that the T. Rowe Price Subadvisory Agreement be approved, including in light of the fact that T. Rowe Price’s fees would be indirectly borne by the Fund and its shareholders.

The Independent Trustees considered the expected impact of the subadvisory fees on the Fund’s overall operating expenses, given the Fee Waiver Agreement. In addition, since the fees paid by the Adviser to T. Rowe Price were the result of arm’s-length bargaining between unaffiliated parties, the relevance of T. Rowe Price’s profitability was considered by the Independent Trustees in that context. The Independent Trustees also considered the information provided with respect to T. Rowe Price regarding the fees charged to other comparable clients of the firm.

Based on their consideration and review of the foregoing, the Independent Trustees concluded that, in light of the nature, extent and quality of the subadvisory services to be provided by T. Rowe Price, the information provided regarding the fees to be paid to T. Rowe Price with respect to the Fund assets that would be allocated to the firm supported the approval of the T. Rowe Price Subadvisory Agreement.

(c) Ancillary Benefits. The Independent Trustees considered whether there were any ancillary or “fall-out” benefits that may accrue to T. Rowe Price as a result of its proposed relationship with the Fund. As part of their review, the Independent Trustees noted that T. Rowe Price may experience benefits due to its relationship with the Fund, which include reputational and marketing benefits, and may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Independent Trustees noted that T. Rowe Price was required to select brokers who met the Fund’s requirements for seeking best execution, and that the Adviser would monitor and evaluate T. Rowe Price’s trade execution with respect to Fund brokerage transactions. The Independent Trustees also took into account T. Rowe Price’s statement that the assets to be allocated to the firm may be included in aggregate total assets for certain portfolio record keeping and other investment operations functions and thus assist T. Rowe Price in reaching a lower fee breakpoint for those services.

The Independent Trustees took into account the foregoing potential benefits that would accrue to T. Rowe Price by virtue of its relationship with the Fund in determining to approve the T. Rowe Price Subadvisory Agreement.

(d) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflected sharing of these economies of scale for the benefit of Fund shareholders. With respect to economies of scale, the Independent Trustees considered T. Rowe Price’s fee schedule for providing services to the Fund and noted that the T. Rowe Price Subadvisory Agreement included breakpoints that would reduce the firm’s fee as the allocated portion of the Fund (and/or certain assets globally with respect to the Adviser and its affiliates) managed by the firm increased. It was noted that the benefit of breakpoints would indirectly go to the Fund, given the Fee Waiver Agreement.

(e) The investment performance of the Fund and the Subadviser. Because T. Rowe Price was a newly proposed subadviser to the Fund, the Independent Trustees could not consider the firm’s investment performance in managing the Fund as a factor in evaluating the T. Rowe Price Subadvisory Agreement. However, the Independent Trustees considered the historical performance record of T. Rowe Price managing the investment mandate it would employ for the Fund as compared to a relevant index and the Adviser’s explanations with respect to the role of T. Rowe Price’s investment strategy in supporting the Fund’s multi-manager structure. The Independent Trustees also considered the Adviser’s conclusions, and the reasons supporting the Adviser’s conclusions, that the performance record of T. Rowe Price, including on an absolute basis and relative to the firm’s benchmark index over different time periods, supported the approval of the T. Rowe Price Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the decisions of the Independent Trustees. Based on these factors, along with the determinations of the Adviser at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Independent Trustees concluded that the approval of the T. Rowe Price Subadvisory Agreement was in the best interests of the Fund and the Board, including a majority of the Independent Trustees, approved the T. Rowe Price Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Adviser provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Adviser is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Adviser, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes of the Fund were not offered during the fiscal year ended March 31, 2023, and as a result the Fund did not pay any fees to the Adviser for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Genstar Capital. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2023, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of November 30, 2023, the Fund had 49,123,907 total shares outstanding. Mercer Group Trust: Mercer Large Cap Stock Fund held 31,345,569 shares, Mercer Collective Trust: Mercer US Large Cap Equity Portfolio held 9,056,859 shares and National Financial Services LLC for the Exclusive Benefit of its Customers held 8,549,658 shares, representing 63.81%, 18.44%, and 17.40% of the Fund’s total shares outstanding, respectively.

As of November 30, 2023, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of any class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.us/what-we-do/wealth-and-investments/delegated-solutions-us.html.